Exhibit 10.49

Agreement Regarding Allocation of Certain Office Costs relating to Thomas J. Pritzker in his role as Executive Chairman of Hyatt Hotels Corporation

Thomas J. Pritzker (“TJP”) maintains his business offices on the 47th floor of the Hyatt Center, 71 South Wacker Drive, Chicago, Illinois (the “premises”). TJP provides services to Hyatt Hotels Corporation (“Company”) in his role as Executive Chairman.

This letter agreement confirms the agreement of the parties with respect to the allocation of certain office costs incurred by The Pritzker Organization L.L.C. (“TPO”) that relate to the services provided by TJP to the Company, and supersedes the agreement between the parties dated December 8, 2006 in respect of such costs.

The Company agrees to pay 33% of certain office costs attributable to TJP (the “TJP Costs”) in consideration of TJP’s furnishing of services to the Company.

In consideration of the foregoing, the parties hereto agree as follows:

1.	Company hereby agrees to pay 33% of TJP Costs that include staffing, office rent and escalation, depreciation, interest, and general office expense.
2.	TPO will invoice Company at the end of each calendar quarter, in arrears, for its share of the TJP Costs, and Company shall promptly remit payment therefor. If the full amount invoiced is not received from Company within thirty (30) days of its receipt of the invoice, the Company shall pay to TPO a late charge of five percent (5%) of the unpaid amount. In addition, all unpaid amounts shall bear interest from the due date until paid in full at a per annum interest rate equal to eighteen percent (18%).
3.	Company shall have the right to request information and calculations used in determining the amount billed to Company. The parties agree that they shall perform an annual true-up of all amounts invoiced and paid hereunder.
4.	This agreement shall be effective in all respects as of December 17, 2011, and shall be co-terminous with that certain Fifth Amendment to Sublease, dated as of November 2, 2011, by and between Hyatt Corporation and The Pritzker Organization L.L.C. with respect to the premises.

[Signatures follow on next page]

The Pritzker Organization L.L.C.		Hyatt Corporation

By:	/s/ Tom Pritzker	By:	/s/ Mark Hoplamazian
Name:	Tom Pritzker	Name:	Mark Hoplamazian
Title:	Chairman & CEO	Title:	President

Agreed to and accepted as of the

14th day of February, 2012